                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            WestPoint Stevens Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [LOGO WESTPOINT STEVENS]





                                                                  April 10, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of WestPoint Stevens Inc. (the "Company") on Wednesday, May 13, 1998, beginning at 10:00 a.m., Eastern Daylight Time, at the Company's New York offices, 1185 Avenue of the Americas (13th floor), New York, New York. I look forward to greeting as many of you as can attend the Annual Meeting.

         Holders of the Company's Common Stock are being asked to vote on the matters listed in the enclosed Notice of Annual Meeting of Stockholders. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE MATTERS SET FORTH IN THE NOTICE.

         Whether or not you plan to attend the Annual Meeting, it is important that your shares of Common Stock be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and accompanying Proxy Statement, please sign, date and mail the enclosed proxy card in the envelope provided.



                                      Very truly yours,

                                      /s/ Holcombe T. Green, Jr.


                                      Holcombe T. Green, Jr.
                                      Chairman of the Board and
                                       Chief Executive Officer

                            [LOGO WESTPOINT STEVENS]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                  MAY 13, 1998

                             ---------------------


To the Stockholders
   of WestPoint Stevens Inc.:

         The Annual Meeting of Stockholders of WestPoint Stevens Inc. (the "Company") will be held at the Company's New York offices, 1185 Avenue of the Americas (13th floor), New York, New York, on Wednesday, May 13, 1998, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect three directors to serve for a term of three years and until their respective successors are elected and qualified.

2. To approve the amendment and restatement of the Company's Restated Certificate of Incorporation (the "Existing Certificate"), to increase the number of authorized shares of Common Stock.

3. To ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for fiscal 1998.

4. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on March 20, 1998, are entitled to notice of, and to vote at, the meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

         Your proxy will be revocable by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by attending the Annual Meeting and voting thereat.


                                    By Order of the Board of Directors,

                                    /s/ Christopher N. Zodrow

                                    Christopher N. Zodrow
                                        Vice President and Secretary


West Point, Georgia
April 10, 1998

                            [LOGO WESTPOINT STEVENS]


                                WESTPOINT STEVENS

                              507 WEST TENTH STREET
                            WEST POINT, GEORGIA 31833
                                 (706) 645-4000

                                ---------------

                                 PROXY STATEMENT

                                ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 13, 1998

                                ---------------


         This Proxy Statement is furnished to holders of Common Stock, par value $.01 per share (the "Common Stock"), of WestPoint Stevens Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 13, 1998, at 10:00 a.m., Eastern Daylight Time, at the Company's New York offices, 1185 Avenue of the Americas (13th floor), New York, New York, 10036, and at any adjournment or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 10, 1998.

THE PROXY

         Thomas J. Ward, President and Chief Operating Officer of the Company, and Christopher N. Zodrow, Vice President and Secretary of the Company, have been selected as proxies by the Board of Directors of the Company with respect to the matters to be voted upon at the Annual Meeting.

         All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked prior to the Annual Meeting in accordance with the procedures therefor will be voted and will be voted as specified in the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS CONTAINED IN THIS PROXY STATEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         A stockholder may revoke his, her or its proxy at any time prior to use of such proxy by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

RECORD DATE; SHARES ENTITLED TO VOTE

         The Board of Directors of the Company has fixed the close of business on March 20, 1998 as the date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 60,188,258 shares of Common Stock outstanding (excluding 5,208,994 shares in the Company's treasury), with each share entitled to one vote per share on each matter submitted to stockholders for consideration at the Annual Meeting. See "AMENDMENT AND RESTATEMENT OF THE EXISTING CERTIFICATE."

QUORUM; REQUIRED VOTE

         The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. With respect to abstentions and broker non-votes, the shares covered thereby are deemed to be present at the Annual Meeting for purposes of determining a quorum.

         A plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting present in person or by proxy is required to elect the nominees for director in respect of the Election Proposal (as defined under "BOARD OF DIRECTORS -- Election Proposal").

         The affirmative vote of the holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the adoption of the proposed amendments to the Company's Restated Certificate of Incorporation as currently in effect. In the case of such vote, abstentions and failures to vote are not affirmative votes for such matter, and therefore, have the same effect as votes against such matter.

         The affirmative vote of a majority of votes cast by the shares of Common Stock at the Annual Meeting represented in person or by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. In the case of such vote, abstentions are not votes cast for such matters, and therefore, are not counted.

         On each matter submitted to stockholders for consideration at the Annual Meeting, only shares of Common Stock that are voted in favor of such matter (including proxies for which no direction is provided) will be counted toward approval of such matter. Shares of Common Stock present at the Annual Meeting that are not voted for a particular matter or shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such matter (including broker non-votes) will not be counted toward approval of such matter. Stockholders will not be allowed to cumulate their votes in the election of directors.

         A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. With respect to broker non-votes, the shares of Common Stock are not considered present at the Annual Meeting as to the proposal for which the broker withheld authority. Consequently, broker non-votes are not counted regarding any such proposal.

         Stockholders are not entitled to appraisal rights or similar rights of dissenters under the Delaware General Corporation Law ("DGCL") in connection with any of the matters to be acted upon at the Annual Meeting.

                               BOARD OF DIRECTORS

ELECTION PROPOSAL

         The Board of Directors of the Company currently consists of ten members, divided into three classes (Class I and Class II (each of which has three members) and Class III* (which currently consists of four members)). The terms of office of the members of the Class III directors expire at the Annual Meeting. The terms of office of the members of each class of directors are staggered so that the terms of office of no more than one class expires in any one year. At each annual meeting of stockholders, the directors elected to succeed the directors in the class whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders, with each newly-elected director holding office until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

         The Board of Directors has nominated for election Messrs. Hugh M. Chapman, John G. Hudson and Joseph L. Jennings, Jr. to serve as Class III directors of the Company until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified (the "Election Proposal"). Messrs. Chapman, Hudson and Jennings currently are members of the Board of Directors. The six directors in Class I and Class II will continue in office.

         The following table lists the name, age and positions with the Company of each of the three nominees and each of the continuing directors, as well as the year in which each such person's term of office will expire and the month and year in which each director was first elected as a director of the Company (in each case assuming that each of the nominees is elected at the Annual Meeting).


                                                    Term     Positions with the                   Served as
               Name                    Age        Expires    Company                           Director Since
               ----                    ---        -------    ------------------                --------------
NOMINEES
     Class III*
     Hugh M. Chapman                    65          2001     Director                          August             1997
     John G. Hudson                     72          2001     Director                          September          1992
     Joseph L. Jennings, Jr.            60          2001     Director, Vice Chairman           March              1993

CONTINUING DIRECTORS

     Class I
     M. Katherine Dwyer                 49          1999     Director                          October            1996
     Gerald B. Mitchell                 70          1999     Director                          September          1992
     Phillip Siegel                     55          1999     Director                          September          1992

     Class II
     Holcombe T. Green, Jr.             58          2000     Chairman of the Board and         September          1992
                                                                Chief Executive Officer
     Charles W. McCall                  54          2000     Director                          May                1994
     John F. Sorte                      50          2000     Director                          January            1993

*In February 1998, Mr. Douglas T. McClure, Jr. announced his decision not to stand for re-election at the Annual Meeting due to personal reasons. Mr. McClure will continue as a Class III director of the Company until the time of election of directors at the Annual Meeting ("Time of Election"). Pursuant to its authority under the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, in February 1998, the

Board of Directors took action, which will be effective at the Time of Election, which will reduce the number of directors comprising the entire Board of Directors of the Company from ten to nine and the number of directors comprising Class III from four to three.

  Nominees

         HUGH M. CHAPMAN. Mr. Chapman, from January 1992 until his retirement in June 1997, served as Chairman of NationsBank, National Association (South). He also is a director of SCANA Corporation (and a member of its executive committee, chairman of its management development and corporate performance committee and chairman of its long term compensation committee) and Printpack Inc. Mr. Chapman is a member of the Company's pension committee (the "Pension Committee"). The Pension Committee is not a committee of the Board of Directors.

         JOHN G. HUDSON. Mr. Hudson, from July 1986 until his retirement in September 1990, served as President of Avondale Mills, Inc., a textile manufacturer. He also is a director of Oneita Industries, Inc. (and a member of its executive committee and chairman of its compensation committee). Mr. Hudson is Chairman of the cotton committee and a member of the compensation committee and the nominating committee of the Board of Directors (the "Cotton Committee," "Compensation Committee" and "Nominating Committee," respectively).

         JOSEPH L. JENNINGS, JR. Mr. Jennings joined West Point-Pepperell, Inc., a former subsidiary of the Company which was merged with and into the Company on December 10, 1993 ("WPP"), as President and Chief Operating Officer on February 1, 1993 and, upon consummation of the merger of WPP with and into the Company, assumed the same positions with the Company. On January 1, 1997, Mr. Jennings left the office of President and Chief Operating Officer to fill the newly created office of Vice Chairman of the Board of Directors. Prior to joining WPP, Mr. Jennings spent almost 20 years with Mount Vernon Mills, Inc., a major textile manufacturer of denims and other fabrics, the last 11 years of which he served as its President and Chief Operating Officer. Mr. Jennings is a member of the Cotton Committee.

         Each of the above-named nominees has consented to being named in the Proxy Statement and will serve as a director if elected. If at the time of the Annual Meeting, however, any of the above-named nominees should be unable or decline to serve, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION PROPOSAL TO ELECT THE THREE NOMINEES FOR DIRECTOR NAMED ABOVE.

  CONTINUING DIRECTORS

         M. KATHERINE DWYER. Ms. Dwyer is Senior Vice President of Revlon, Inc. and President of two divisions, Revlon Consumer Products USA and since November 1995, Revlon Cosmetics USA. Previously, Ms. Dwyer served as Executive Vice President and General Manager of Mass Cosmetics and Executive Vice President of Cosmetics and Fragrance Marketing for Revlon North America. She joined Revlon in June 1993. Prior to joining Revlon, Ms. Dwyer was Vice President of Marketing Consumer Products for Clairol, Inc., from 1991 until 1993, Executive Vice President and General Manager for Victoria Creations from 1989 to 1991, and Vice President of US Communications and Group Director of Skin Care for Avon Products, Inc., from 1987 until 1989. Ms. Dwyer is a director of Reebok International Ltd. (and a member of its compensation and audit committees) and until April 1998 a director of Chesapeake Corp. (and a member of its audit committee). She is a member of the Company's Compensation Committee and Nominating Committee. Until August 14, 1997, she also was a member of the Company's Pension Committee.

         HOLCOMBE T. GREEN, JR. Mr. Green is founder and principal of Green Capital Investors, L.P., a private investment partnership, and certain other affiliated partnerships. He is the retired Chairman of HBO & Company ("HBOC"), a supplier of hospital information systems. Mr. Green became Chairman and Chief Executive Officer of the Company and WPP on October 22, 1992. Mr. Green is Chairman of the Nominating Committee and a member of the Cotton Committee.

         CHARLES W. MCCALL. Mr. McCall has been President, Chief Executive Officer and a director of HBOC since January 1991 (and a member of its executive committee) and received the additional title of Chairman of that company on February 10, 1998. From 1985 until joining HBOC, he served as President and Chief Executive Officer of CompuServe, Inc., a computer services and communications company. Mr. McCall also is a director of EIS International, Inc. (and a member of its compensation committee) and AMERIGROUP Corporation. Mr. McCall is a member of the audit committee (the "Audit Committee").

         GERALD B. MITCHELL. Mr. Mitchell retired in 1988 after serving as Chairman of Dana Corporation, an auto parts original equipment manufacturer. He also is a director of Geo Weston Ltd. (and a member of its pension committee and chairman of its environment, health and safety committee), Worthington Industries (and a member of its compensation committee) and Eastman Chemical Company, Inc. (and a member of its director affairs committee and chairman of its nominating committee). Mr. Mitchell is Chairman of the Compensation Committee and a member of the Nominating Committee.


         PHILLIP SIEGEL. Mr. Siegel is a general partner of Endeavor Capital Management, LLC. He served as Vice President and Chief Financial Officer of Health Management Systems, Inc., a health care information systems company, from May 1996 until March 1998. He was an independent business consultant from February 1993 until May 1996. He served as a senior executive officer of Presidential Life Insurance Company from December 1989 until February 1993, most recently as its Senior Vice President. During 1988, Mr. Siegel served as Chief Operating Officer and Chief Financial Officer of Sherwood Group and Sherwood Securities. Mr. Siegel also is an independent general partner of Fiduciary Capital Partners, L.P. and Fiduciary Capital Pension Partners, L.P. Mr. Siegel is Chairman of the Audit Committee and until August 14, 1997, was a member of the Compensation Committee.


         JOHN F. SORTE. Mr. Sorte has been President of New Street Advisors L.P., a merchant bank, and of New Street Investments L.P., its broker-dealer affiliate, since he co-founded such entities in March 1994. From April 1992 until February 1994, Mr. Sorte served as President and Chief Executive Officer of New Street Capital Corporation ("New Street Capital"). Mr. Sorte served as President and Chief Executive Officer of The Drexel Burnham Lambert Group Inc. from July 1990 until April 1992, as Executive Vice President and co-head of Corporate Finance of Drexel Burnham Lambert Incorporated ("Drexel"), an investment banking firm and predecessor to New Street Capital, from January 1989 to June 1990 and previously as a Managing Director of Drexel. Mr. Sorte also is a director of Vail Resorts, Inc. (and a member of its audit committee) and is Chairman of The New York Media Group, Inc. Mr. Sorte is Chairman of the Pension Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company has an Audit Committee, a Compensation Committee, a Cotton Committee and a Nominating Committee, the current members of which are named below.

AUDIT COMMITTEE

         The Company's Audit Committee was formed in September 1992 and held two meetings during the fiscal year ended December 31, 1997 ("Fiscal 1997"). The members of the Audit Committee are Phillip Siegel

(Chairman), Charles W. McCall and Douglas T. McClure, Jr. Among other things, the Audit Committee (i) reviews the procedures employed in connection with the internal auditing program, internal control procedures and accounting procedures of the Company, (ii) consults with the Company's independent auditors, (iii) reviews the reports submitted by the Company's independent auditors, (iv) reviews with the Company's management compliance reporting and accounting, and
(v) makes such reports and recommendations to the Board of Directors as it deems appropriate.

  COMPENSATION COMMITTEE

         The Compensation Committee was formed in February 1993 and held four meetings during Fiscal 1997. The members of the Compensation Committee are Gerald B. Mitchell (Chairman), John G. Hudson and M. Katherine Dwyer. The function of the Compensation Committee is to establish salaries, bonuses and other incentive plans in order to attract persons to serve as, and to retain, motivate and reward qualified persons serving as, directors, executive officers and key employees of the Company. In addition, the Compensation Committee administers the MIP, the Key Employee Stock Bonus Plan, the Omnibus Stock Incentive Plan (each as defined under "EXECUTIVE COMPENSATION"), and the 1994 Non-Employee Directors Stock Option Plan (the "Directors Stock Option Plan").

  COTTON COMMITTEE

         The Cotton Committee was formed in August 1995. The Cotton Committee met on various occasions during Fiscal 1997. The members of the Cotton Committee are John G. Hudson (Chairman), Holcombe T. Green, Jr. and Joseph L. Jennings, Jr. The function of the Cotton Committee is to review and monitor the conditions of the cotton supply market, to review cotton purchase and use planning with Company management and to make such reports to the Board of Directors as it deems appropriate with respect to this aspect of the Company's business.

  NOMINATING COMMITTEE

         The Nominating Committee was formed in February 1994. The Nominating Committee met two times during Fiscal 1997. The members of the Nominating Committee are Holcombe T. Green, Jr. (Chairman), Gerald B. Mitchell, M. Katherine Dwyer and John G. Hudson. The Nominating Committee is responsible for
(i) evaluating and recommending qualified persons as nominees for re-election or election as directors of the Company; (ii) establishing procedures for identifying nominees; (iii) recommending criteria for membership on the Board of Directors or any committee thereof; (iv) recommending directors for membership on, and to serve as chairman of, any committee of the Board of Directors; (v) recommending qualified persons to serve as Chairman of the Board of Directors and as senior executive officers of the Company; and (vi) considering nominees for election as directors of the Company submitted by stockholders.

         The Nominating Committee will consider nominees recommended by a stockholder entitled to vote for the election of the director nominated, upon written notice of such stockholder given to the Secretary in accordance with the notice provisions and procedures set forth in the By-laws. With respect to an election to be held at an annual meeting, such notice must be given not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the annual meeting is advanced by more than 30 or delayed by more than 60 days from such anniversary, in which case such notice must be given not less than 60 nor more than 90 days prior to such annual meeting or the tenth day following the day on which public announcement is first made of the date of such meeting, whichever is later. Other requirements may apply in the event of an election involving an increase in the number of members of the Board of Directors. With respect to an election to be held at a special meeting of stockholders at which directors are to be elected pursuant to the Company's notice of special meeting, such notice must be given not less than 60 nor more than 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, whichever is later. Each such notice shall set forth as to each nominee, each stockholder giving the notice and as to the beneficial owner, if any, on whose behalf the nomination is made: (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of each such person, (iii) the class and number of shares of Common Stock of the Company which are owned beneficially and of record by each such person and (iv) any other information relating to each such person that is required to be disclosed in connection with the solicitation of proxies for the election of directors or as otherwise required under applicable proxy rules (including, without limitation, the nominee's written consent to being named in a proxy statement as a nominee and to serving as a director, if elected).

DIRECTORS' COMPENSATION

         Non-Employee directors receive a $25,000 retainer fee per year, plus a fee of $1,500 for each Board and committee meeting attended. In addition, the chairman of a committee receives an additional $4,000 retainer fee per year and all committee members receive an additional $3,000 retainer fee per year. Mr. Hudson is paid a fee of $1,000 per month in connection with meetings of the Cotton Committee rather than $1,500 for each such meeting. Directors and other members of any committee of the Company who are employees of the Company or its affiliates are not paid extra compensation or retainer fees for their services on the Board or any committee.

         Stock options exercisable for shares of Common Stock are granted to non-employee directors of the Company pursuant to the Directors Stock Option Plan or the Omnibus Stock Incentive Plan in order to provide non-employee directors of the Company an opportunity to acquire a proprietary interest in the Company through awards of Common Stock and thus to create in such directors an increased interest in and a greater concern for the welfare of the Company and its subsidiaries. In connection with Ms. M. Katherine Dwyer becoming a director of the Company, on November 12, 1997, the Company granted Ms. Dwyer an option to purchase 10,000 shares of the Company's Common Stock outside of the Company's stock option plans. The exercise price of such option was the fair market value of common stock on October 15, 1996, the date Ms. Dwyer became a director of the Company. Also see "EXECUTIVE COMPENSATION" for information concerning the granting of options to purchase, and awards of, Common Stock to directors.

DIRECTOR ATTENDANCE

         The Board of Directors held eight meetings during Fiscal 1997. Other than Ms. M. Katherine Dwyer, none of the incumbent directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the periods such director served) and (ii) the total number of meetings of all committees of the Board of which they were members (held during the periods such director served). See "--Committees of the Board of Directors."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         The members of the Compensation Committee are Gerald B. Mitchell (Chairman), John G. Hudson and M. Katherine Dwyer. None of the current members of the Compensation Committee of the Board of Directors of the Company is an executive officer of the Company.

                                   MANAGEMENT

         On December 10, 1993, certain subsidiaries of the Company were merged with and into each other and into the Company, with the Company as the ultimate sole surviving corporation (collectively, the "Mergers"). Pursuant to the Mergers, the Company acquired the publicly held shares of its indirect subsidiary, WPP. On such date, the officers of WPP became the officers of the Company. Accordingly, the information set forth under this caption and the caption "EXECUTIVE COMPENSATION" includes information with respect to the Company and WPP. References in this Proxy Statement to the Company prior to December 10, 1993 include WPP and the Company's other former and present subsidiaries, unless the context otherwise requires.

EXECUTIVE OFFICERS

         The following individuals are the executive officers of the Company:

                 NAME OF OFFICER              AGE                       TITLE
                 ---------------              ---                       -----
Holcombe T. Green, Jr....................     58      Chairman of the Board of Directors and
                                                        Chief Executive Officer

Thomas J. Ward...........................     51      President and Chief Operating Officer

Morgan M. Schuessler.....................     62      Executive Vice President/Finance and Chief
                                                      Financial Officer

William F. Crumley.......................     60      Executive Vice President/Manufacturing

Richmond B. Terry........................     64      Senior Vice President/Manufacturing Services

Robert J. Gehm...........................     39      Senior Vice President, President-Mass Brands
                                                      Division

John T. Toolan...........................     39      Senior Vice President, President-Fashion Brands
                                                      Division

Dale C. Williams.........................     43      Senior Vice President, President-International
                                                      Division

         For a discussion of the business experience of Mr. Green, see "BOARD OF DIRECTORS -- Election Proposal."

         THOMAS J. WARD. Mr. Ward has been President and Chief Operating Officer since January 1, 1997. Mr. Ward was Executive Vice President/Sales and Marketing and President-Home Fashions Division from October 1992 and September 1992, respectively, until December 31, 1996. Mr. Ward originally joined the Company in connection with its acquisition of J.P. Stevens & Co., Inc. ("Stevens") in 1988; he had been with Stevens since 1969. Prior to his present position, Mr. Ward served as Vice President/Sales of Stevens since August 1988 and as President of Stevens since August 1989.

         MORGAN M. SCHUESSLER. Mr. Schuessler joined the Company as Executive Vice President/Finance and Chief Financial Officer on April 1, 1993. Since 1982 until joining the Company, Mr. Schuessler was employed by Dixie Yarns, Inc., most recently as its Senior Vice President and Chief Financial Officer. Mr. Schuessler is a member of the Pension Committee.

         WILLIAM F. CRUMLEY. Mr. Crumley originally joined the Company as Vice President/Manufacturing for Stevens Terry and Bath Products in 1989. He then became Vice President/Manufacturing for Bed Products, Finishing Fabrication and Distribution, and in 1991 assumed the same additional responsibilities for the Company's accessories operations. In September 1992, Mr. Crumley became Executive Vice President/ Manufacturing of the Company.

         RICHMOND B. TERRY. Mr. Terry joined the Company in 1950. Mr. Terry has held his current position since May 1989 and prior thereto served as Vice President of Stevens since June 1988.

         ROBERT J. GEHM. Mr. Gehm has been Senior Vice President of the Company since January 1, 1997, and President of the Mass Brands Division since January 1, 1998. Mr. Gehm originally joined the Company in connection with its acquisition of Stevens in 1988. He had been with Stevens since 1984. Prior to his present position he served as Senior Vice President/Home Fashions Division from January 1995.

         JOHN T. TOOLAN. Mr. Toolan has been Senior Vice President of the Company since January 1, 1997 and President of the Fashion Brands Division since January 1, 1998. Prior to his present position Mr. Toolan served as Senior Vice President/Home Fashions Division from January 1, 1996 and Vice President/Home Fashions Division from October 1, 1994. Since May 1990 until joining the Company in October 1994, Mr. Toolan was Vice President Sales of Crown Crafts Inc.

         DALE C. WILLIAMS. Mr. Williams has been Senior Vice President of the Company since January 1, 1997, and President of the International Division since January 1, 1998. Prior to his present position he served as Senior Vice President/Home Fashions Division since January 1, 1996 and Vice President Marketing/Home Fashions Division since March 15, 1993. Since 1984 until joining the Company in March 1993, Mr. Williams was employed by Pillowtex Corp. most recently as Senior Vice President/Marketing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 10, 1998 (except as otherwise specified in the footnotes thereto) with respect to the beneficial ownership (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Common Stock by (i) each person who is the beneficial owner of more than 5% of the Common Stock outstanding as of such date, (ii) all directors of the Company and the nominees for director whose names are set forth under "BOARD OF DIRECTORS -- Election Proposal," (iii) the Named Officers (as defined under "EXECUTIVE COMPENSATION"), and (iv) all directors and executive officers as a group, as reported by each such person.

                                                                           Amount and Nature of      Percent
               Name and Address of Beneficial Owner(1)                     Beneficial Ownership     of Class
               ---------------------------------------                     --------------------     --------

Holcombe T. Green, Jr................................................             18,541,498(2)        30.2%
WPS Investors, L.P...................................................             17,408,306(2)        28.4%
   3343 Peachtree Road, N.E. Suite 1420
   Atlanta, Georgia  30326

Hugh M. Chapman......................................................                 24,000(3)         *

Kathy M. Dwyer.......................................................                 25,000(4)         *

John G. Hudson.......................................................                 75,800(5)         *

Charles W. McCall....................................................                 79,000(6)         *

Douglas T. McClure ..................................................                 16,000(7)         *

Gerald B. Mitchell...................................................                 65,000(8)         *

Phillip Siegel.......................................................                 63,000(9)         *

John F. Sorte........................................................                125,000(10)        *

Joseph L. Jennings, Jr...............................................                 90,244(11)        *

Thomas J. Ward.......................................................                358,698(12)        *

Morgan M. Schuessler.................................................                281,242(13)        *

William F. Crumley...................................................                202,942(14)        *

Robert J. Gehm.......................................................                 99,052(15)        *

John T. Toolan.......................................................                 51,646(16)        *

Dale C. Williams.....................................................                 94,611(17)        *

All Directors and Executive Officers as a group (17 persons).........             20,244,324(18)       32.3%

----------------
*  Represents less than 1%

(1) Except as otherwise noted, the address of each person who is an officer or director of the Company is c/o WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833.

(2) As of March 10, 1998 Mr. Green possessed shared voting and investment power with respect to (i) 17,408,306 shares held directly by WPS Investors, L.P. of which HTG Corp., a company owned by him, is general partner; (ii) 232,500 shares held by Hall Family Investments, L.P., of which Mr. Green's wife is general partner and (iii) 338 shares held in a non-employee compensation plan of which Mr. Green is trustee. In addition, the total amount for Mr. Green includes 648,008 shares owned directly by Mr. Green; 240,000 shares as to which Mr. Green holds currently exercisable options and 12,346 shares held through the WestPoint Stevens Retirement Savings Value Plan (the "Savings Plan"). See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."

(3) Includes 4,000 shares held directly and 20,000 shares as to which Mr. Chapman holds currently exercisable options.

(4) Includes 25,000 shares as to which Ms. Dwyer holds currently exercisable options.

(5) Includes 20,000 shares held directly, 400 shares held indirectly as custodian for a grandson, 400 shares held by Mr. Hudson's daughter as custodian for another grandson and 55,000 shares as to which Mr. Hudson holds currently exercisable options. Mr. Hudson disclaims beneficial ownership of the 400 shares held as custodian for a grandson and the 400 shares held by his daughter for the other grandson.

(6) Includes 20,000 shares held directly, 4,000 shares held indirectly by nieces and nephews and 55,000 shares as to which Mr. McCall holds currently exercisable options. Mr. McCall disclaims beneficial ownership of the 4,000 shares held by nieces and nephews.

(7) Includes 16,000 shares held directly.

(8) Includes 10,000 shares held directly and 55,000 shares as to which Mr. Mitchell holds currently exercisable options.

(9) Includes 8,000 shares held directly and 55,000 shares as to which Mr. Siegel holds currently exercisable options.

(10) Includes 70,000 shares held directly and 55,000 shares as to which Mr. Sorte holds currently exercisable options.

(11) Includes 79,658 shares held directly, 10,000 shares as to which Mr. Jennings holds currently exercisable options and 586 shares held through the Savings Plan. See "EXECUTIVE COMPENSATION --Employment Agreements, Termination Provisions and Change in Control Arrangements."

(12) Includes 38,652 shares held directly, 290,600 shares as to which Mr. Ward holds currently exercisable options and 29,446 shares held through the Savings Plan. See "EXECUTIVE COMPENSATION --Employment Agreements, Termination Provisions and Change in Control Arrangements."

(13) Includes 114,508 shares held directly, 10,000 shares held by Mr. Schuessler's wife, 149,000 shares as to which Mr. Schuessler holds currently exercisable options and 7,734 shares held through the Savings Plan. Mr. Schuessler disclaims beneficial ownership of the 10,000 shares held by his wife. See "EXECUTIVE COMPENSATION -- Employment Agreements, Termination Provisions and Change in Control Arrangements."

(14) Includes 47,452 shares held directly, 13,000 shares held by Mr.Crumley's wife, 141,920 shares as to which Mr. Crumley holds currently exercisable options and 570 shares held through the Savings Plan. Mr. Crumley disclaims beneficial ownership of the 13,000 shares held by his wife.

(15) Includes 9,766 shares held directly, 82,600 shares as to which Mr. Gehm holds currently exercisable options and 6,686 shares held through the Savings Plan.

(16) Includes 7,194 shares held directly, 41,208 shares as to which Mr. Toolan holds currently exercisable options and 3,244 shares held through the Savings Plan.

(17) Includes 13,176 shares held directly, 80,900 shares as to which Mr. Williams holds currently exercisable options and 535 shares held through the Savings Plan.

(18) Includes 1,123,314 shares held directly,19,121,010 shares held indirectly, of which 63,498 shares are held through the Savings Plan, 1,064,728 shares as to which certain members of management hold currently exercisable options, and 320,000 shares as to which non-employee directors hold currently exercisable options. See footnotes 2-17.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

         During 1997 Messrs. John Toolan and Thomas J. Ward, executive officers, and Joseph L. Jennings, Jr. each inadvertently failed to timely file with the Securities and Exchange Commission one Form 4 related to one transaction each and Mr. William F. Crumley, an executive officer, inadvertently failed to timely file with the Securities and Exchange Commission one Form 5 related to one transaction.

                             EXECUTIVE COMPENSATION

          The following table sets forth information concerning total compensation earned by or paid to the Chief Executive Officer and the six other highest-paid executive officers of the Company employed as of December 31, 1997 (the "Named Officers") during the fiscal years indicated for services rendered to the Company and its subsidiaries.

                                            SUMMARY COMPENSATION TABLE
                                            --------------------------

                                                                    LONG-TERM COMPENSATION
                                                                    ----------------------

                                         ANNUAL COMPENSATION                   AWARDS
                                         -------------------                   ------

                                                                    Restricted
                                                        Bonus       Stock           Stock Options        All Other
Name and Principal Position      Year      Salary ($)   ($)(1)      Awards ($)(2)  (# of shares)(3)      Comp. ($)(4)
---------------------------      -----     ----------   ---------   -------------  ---------------       -----------
Holcombe T. Green, Jr......      1997        650,000      780,000         529,983                0             1,600
  Chairman and Chief             1996        629,500      755,400         484,934          400,000             1,500
      Executive Officer          1995        622,000      684,946         682,749                0             1,500

Thomas J. Ward.............      1997        400,000      480,000         326,145                0             1,600
  President and Chief            1996        335,083      402,100         252,565          200,000             1,500
   Operating Officer(5)          1995        323,917      388,700         355,018                0             1,500


Morgan M. Schuessler.......      1997        300,000      360,000         244,617                0             1,600
   Executive Vice President      1996        280,167      336,200         210,605          100,000             1,500
                                 1995        270,083      297,416         295,845                0             1,500

William F. Crumley.........      1997        285,000      342,000         232,368                0             1,600
   Executive Vice President      1996        258,250      309,900         194,291          100,000             1,500
                                 1995        249,167      299,000         273,096                0             1,500

Robert J. Gehm.............      1997        215,000      215,000         175,307           20,000             1,600
  Senior Vice President          1996        176,667      176,667         132,116           80,000             1,500
                                 1995        153,000      153,000         165,557                0             1,500

John T. Toolan.............      1997        215,000      215,000         175,307           20,000             1,600
  Senior Vice President          1996        162,533      162,533         121,463           80,000             1,500
                                 1995        141,575      141,575         159,308                0             1,500

Dale C. Williams...........      1997        215,000      215,000         175,307           20,000             1,600
  Senior Vice President          1996        193,796      193,796         150,762           80,000             1,500
                                 1995        169,917      169,917         187,172                0             1,500

(1) Bonuses earned for 1995 were paid in the first quarter of Fiscal 1996, except Mr. Green received partial payment of his bonus in 1995 and the remainder in the first quarter of Fiscal 1996. Bonuses earned for Fiscal 1996 were paid in the first quarter of 1997. Bonuses earned for 1997 were paid in the first quarter of Fiscal 1998.
(2) Bonus Awards earned under the WestPoint Stevens Inc. 1995 Key Employee Stock Bonus Plan (the "Key Employee Stock Bonus Plan") are subject to vesting requirements. The dollar value is based upon the share price on the date of grant of the Bonus Awards.
(3) Shares available under stock option awards are adjusted to reflect the two-for-one stock split effective in March 1998.
(4) These amounts represent the Company's matching contribution under the Savings Plan which was $1,600 for each of the Named Officers.

SENIOR MANAGEMENT INCENTIVE PLAN

         Pursuant to the WestPoint Stevens Inc. Senior Management Incentive Plan (the "MIP"), performance awards were made to key employees of the Company and its subsidiaries with respect to Fiscal 1997. The purpose of this incentive plan is to provide additional compensation above base salary to key employees if the Company meets or exceeds certain performance goals established by the Compensation Committee. Incentive payments for certain participants are based solely upon predetermined annual operating profit goals of the Company. Other participants' payments are based on the operating profit (as defined in the MIP) of the Company and certain business units and/or divisions. The MIP provides that no participant will receive payments under the plan unless the Company's actual annual operating profit equals or exceeds 90% of the predetermined operating profit goal. Incentive payments to each of the Named Officers under the MIP and previous years' management incentive plans are included in the Summary Compensation Table.

         Performance awards payable to the Named Officers with respect to 1998 will be determined based on the terms and provisions of the MIP with new predetermined operating profit goals established by the Compensation Committee in writing during the first ninety days of 1998.

KEY EMPLOYEE STOCK BONUS PLAN

         Pursuant to the Key Employee Stock Bonus Plan, the Company may grant bonus awards of shares of Common Stock to those key employees of the Company who are deemed eligible to participate in the Key Employee Stock Bonus Plan, based on the Company's achievement of certain pre-established earnings levels during the Company's fiscal year. On February 13, 1997, the Company granted Bonus Awards (as defined in the Key Employee Stock Bonus Plan) covering an aggregate of 398,456 Common Stock (on a post split basis) to certain key employees, including each of the Named Officers. On February 11, 1998, the Compensation Committee certified in writing that Bonus Awards for Fiscal 1997 were earned (except for Bonus Awards forfeited by certain individuals). Twenty percent of each earned Bonus Award for Fiscal 1997 vested on February 11, 1998, and the remainder of such Bonus Award is subject to vesting ratably on January 1 of each of years 1999 through 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         Stock options exercisable for shares of Common Stock are granted to certain key employees of the Company pursuant to the WestPoint Stevens Inc. Omnibus Stock Incentive Plan (the "Omnibus Stock Incentive Plan") in order to secure and retain the services of persons capable of filling key positions with the Company, to encourage their continued employment and to increase their interest in the growth and performance of the Company by providing them with an ownership stake. The following table provides information on stock options granted to the Named Officers during the last fiscal year pursuant to the Omnibus Stock Incentive Plan.

         The table also shows, among other data, hypothetical potential gains from stock options granted in Fiscal 1997. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the price of Common Stock over the ten-year life of the stock options granted in Fiscal 1997 (which would equal a total increase in the Company's stock price of 62.9% and 159.4%, respectively, from the date of the grant). The assumed rates of growth were selected by the Securities and Exchange Commission (the "Commission") for illustrative purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                              Potential Realizable Value at
                                                                                              Assumed Annual Rates of Stock
                                                                                            Price Appreciation for Ten-Year
                                               Individual Grants                                   Term of Options
                                -------------------------------------------------          ---------------------------------

                                           % of Total
                             Number of    Options/SARs     Exercise Price
                           Options/SARs   Granted to All     Per Share       Expiration     At 5% Annual      At 10% Annual
Name of Executive             Granted       Employees          ($/Sh)           Date       Growth Rate ($)    Growth Rate($)
-----------------            ---------     -----------   --------------        ------      ---------------    -------------
Holcombe T. Green, Jr.             0
Thomas J. Ward                     0
Morgan M. Schuessler               0
William F. Crumley                 0
Robert J. Gehm                20,000            1.8          $20.703          11/12/07         260,400          659,905
John T. Toolan                20,000            1.8          $20.703          11/12/07         260,400          659,905
Dale C. Williams              20,000            1.8          $20.703          11/12/07         260,400          659,905

FISCAL YEAR-END OPTION HOLDINGS

     The following table summarizes for each of the Named Officers option exercises during Fiscal 1997, including the aggregate value of gains on the date of exercise, the total number of unexercised options for Common Stock, if any, held at December 31, 1997, and the aggregate dollar value of unexercised in-the-money options for Common Stock, if any, held at December 31, 1997. Value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying Common Stock on December 31, 1997, which was $47-1/4 per share. These values have not been, and may never be, realized, as these options have not been, and may never be, exercised. Actual gains, if any, upon exercise will depend on the value of Common Stock on the date of any exercise of options.

                                      AGGREGATED OPTION/SAR EXERCISES IN THE
                                   LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                                                                Value of Unexercised
                                                                                                    (at year end)
                            Shares                          Number of Unexercised                   in-the-Money
                            Acquired on    Value          Options at FY-End (#)(1)              Options at FY-End ($)
                            Exercise       Realized       ---------------------                 ---------------------
Name                        (#)(1)         ($)           Exercisable   Unexercisable       Exercisable      Unexercisable
----                        -----------    ---------     -----------   -------------       -----------      -------------

Holcombe T. Green, Jr.                0             0       160,000         240,000         1,650,000          2,475,000
Thomas J. Ward                    9,400       140,046       244,600         126,000         3,596,925          1,307,250
Morgan M. Schuessler             11,000       188,375       129,000          60,000         1,953,875            611,250
William F. Crumley               14,580       181,339       135,420          62,500         2,032,923            646,563
Robert J. Gehm                    3,400        49,938        62,600          64,000           799,863            535,752
John T. Toolan                   26,792       194,242        17,208          68,000           193,745            600,252
Dale C. Williams                  5,100        68,531        60,900          64,000           770,326            535,752

(1)The number of shares shown is an adjusted number reflecting the two-for-one stock split effective in March 1998.

PENSION PLAN AND RETIREMENT PLANS

  WestPoint Pension Plan

         Executive officers of the Company and certain of its subsidiaries are covered by the WestPoint Stevens Inc. Retirement Plan (the "WestPoint Pension Plan"). The WestPoint Pension Plan covers all salaried employees of the Company and certain subsidiaries and affiliates who have met eligibility requirements and may include certain hourly employees if designated for coverage.

         Contributions to the plan are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated until retirement. Compensation covered by the pension plan consists of all payments made to a participant for personal services rendered as an employee of the Company that are subject to federal income tax withholding, including before tax contributions to certain employee benefit plans and excluding income attributable to stock based awards and imputed income attributable to certain fringe benefit programs. With respect to executive officers, plan compensation covers up to a maximum of $160,000 per individual for Fiscal 1997. The plan provides that participants' benefits fully vest after five years of service or the attainment of age 65.

         Retirement benefits for the WestPoint Pension Plan are computed as the sum of 1% of a participant's average compensation (the annual average of five consecutive, complete plan years of highest compensation during the last 10 years of service) multiplied by the years of benefit service, plus 0.6% of a participant's average compensation which exceeds the participant's Social Security Integration Level ($29,304 in Fiscal 1997), multiplied by the participant's years of benefit service, not to exceed 35 years.

         The following table indicates the approximate amounts of annual retirement income that would be payable under the WestPoint Pension Plan based on various assumptions as to compensation and years of service for certain employees. There is no social security or other offset deducted from the amounts shown.

                              PENSION PLAN TABLE(1)

                                YEARS OF SERVICE

      5 YEAR(2)
    COMPENSATION           15            20            25          30          35
--------------------    --------     --------       --------    --------    --------
$  250,000...........   $ 57,363     $ 76,484       $ 95,604    $114,725    $133,846
   300,000...........     69,363       92,484        115,604     138,725     161,846
   350,000...........     81,363      108,484        135,604     162,725     189,846
   400,000...........     93,363      124,484        155,604     186,725     217,846
   450,000...........    105,363      140,484        175,604     210,725     245,846
   500,000...........    117,363      156,484        195,604     234,725     273,846
   550,000...........    129,363      172,484        215,604     258,725     301,846
   600,000...........    141,363      188,484        235,604     282,725     329,846
   650,000...........    153,363      204,484        255,604     306,725     357,846
   700,000...........    165,363      220,484        275,604     330,725     385,846
   750,000...........    177,363      236,484        295,604     354,725     413,846
   800,000...........    189,363      252,484        315,604     378,725     441,846
   850,000...........    201,363      268,484        335,604     402,725     469,846
   900,000...........    213,363      284,484        355,604     426,725     497,846
   950,000...........    225,363      300,484        375,604     450,725     525,846
 1,000,000...........    237,363      316,484        395,604     474,725     553,846
 1,050,000...........    249,363      332,484        415,604     498,725     581,846
 1,100,000...........    261,363      348,484        435,604     522,725     609,846
 1,150,000...........    273,363      364,484        455,604     546,725     637,846
 1,200,000...........    285,363      380,484        475,604     570,725     665,846
 1,400,000...........    333,363      444,484        555,604     666,725     777,846
 1,600,000...........    381,363      508,484        635,604     762,725     889,846

------------------
(1) Assumes individual retires at age 65 with indicated years of service but further assumes covered compensation as it was determined in Fiscal 1997, which was $29,304 (Table I of IRS Notice 85-4), as updated each year for annual covered compensation. Includes benefits payable under the Supplemental Retirement Plan (as defined under "-- Supplemental Retirement Plan").
(2) Represents the average of the annual covered compensation for the five consecutive, complete plan years of highest compensation during the last 10 years of service.

As of the date hereof, Messrs. Green, Ward, Schuessler, Crumley, Gehm, Toolan and Williams have 5.5, 22.3, 5, 8.9, 12.7, 8.3, and 5.1 years, respectively, of credited service under the WestPoint Pension Plan. The benefits payable under the WestPoint Pension Plan and the Supplemental Retirement Plan to the above individuals would be based on each individual's annual average compensation received for their five consecutive, complete plan years of highest compensation during their last ten years of service which, as of December 31, 1997, is as follows: Mr. Green $972,303.07, Mr. Ward $654,823.15, Mr. Schuessler $527,945.63, Mr. Crumley $503,321.30, Mr. Gehm $297,392.54, Mr. Toolan
$225,774.94, and Mr. Williams $349,045.10.

  Supplemental Retirement Plan

         The Company's Supplemental Retirement Plan for Eligible Executives ("Supplemental Retirement Plan") provides for payment of amounts which would have been paid under the WestPoint Pension Plan but for the limitations on covered compensation and benefits applicable to qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended (the "Code"). For certain participants, the compensation taken into account under the Supplemental Retirement Plan on and after January 1, 1996, is limited to the lesser of (i) $300,000 or (ii) 120% of the participant's base salary. The Supplemental Retirement Plan is not qualified under Section 401(a) of the Code and benefits are paid from the general assets of the Company. Benefits payable under the Supplemental Retirement Plan are included in the "Pension Plan Table" above.

  Supplemental Executive Retirement Plan

         The Supplemental Executive Retirement Plan (the "Executive Retirement Plan") provides an enhanced level of post-retirement income to those executives who participated in the 1982 Restricted Stock and Performance Share Plan (of
WPP) and its successor plans (collectively, the "RSPSP"), all of which were terminated in the first half of 1989. The benefit is based on the executive's average monthly compensation ("AMC"), including salary, bonus and commissions during the 60 consecutive calendar months during which compensation was highest out of the executive's last 120 calendar months of employment. The Executive Retirement Plan provides a monthly benefit calculated as a single life and 10-year certain annuity based upon the following formula:

                  3.5% x (AMC) x (lesser of 10 or number of years of service under RSPSP) plus 1% x (AMC) x (years of service under RSPSP in excess of 10 not to exceed 30) minus benefits payable under the WestPoint Pension Plan and the Supplemental Retirement Plan and minus amounts attributable to employer contributions under the WestPoint Stevens Inc. Retirement Savings Value Plan ("RSVP").

         Participation in the Executive Retirement Plan was frozen by the Company as of December 31, 1993. At such time, seven of the Company's current executives were accruing benefits under the Executive Retirement Plan. Of the Named Officers, only Mr. Ward was a participant and accruing a benefit under the Executive Retirement Plan. As of December 31, 1997, due to the offset of benefits payable under the WestPoint Pension Plan, the Supplemental Retirement Plan and the RSVP, no amounts would be paid to Mr. Ward under the Executive Retirement Plan upon termination of employment at age 65.

EMPLOYMENT AGREEMENTS, TERMINATION PROVISIONS AND CHANGE IN CONTROL ARRANGEMENTS

         The Company entered into employment agreements with Messrs. Green (effective as of March 8, 1993), Jennings (effective as of February 1, 1993), Ward (effective as of March 8, 1993), and Schuessler (effective as of April 1,
1993).

         Each agreement was for a three-year term and, except for Mr. Schuessler's employment agreement, is automatically renewable for successive additional one-year terms, unless a notice of termination is given one year prior to the expiration of any such term. Mr. Schuessler's employment agreement is automatically extended upon January 1 of each year of the term of his employment for successive additional one-year periods, except for the year in which he attains the age of 65 (in which event any extension period for that year expires on his 65th birthday), unless a notice of termination is given on or prior to January 1 of each year of Mr. Schuessler's term of employment. Each executive receives an annual base salary, subject to annual review. Annual base salaries in Fiscal 1997 were as follows: Mr. Green -- $650,000; Mr. Jennings -- $120,000; Mr. Ward -- $400,000; and Mr. Schuessler --
$300,000. For 1998 the annual base salary for each of the following executives was increased effective January 1, 1998 to the following: Mr. Green -- $673,000; Mr. Ward -- $414,000; and Mr. Schuessler -- $310,500. Effective January 1, 1997, Mr. Jennings' employment agreement was superseded by a new agreement under which he left the office of President and Chief Operating Officer and became Vice Chairman of the Board. Although no longer responsible for daily management of operations of the Company, Mr. Jennings remains an employee of the Company. Under his new agreement his base salary is $120,000 and he continues to participate in the annual cash bonus and stock bonus programs. Mr. Green also is entitled under his employment agreement to reimbursement from the Company for all reasonable living expenses for maintaining a residence in New York, New York, that are reasonably attributable to business time he spends there for the Company. Each executive also is entitled to receive an annual bonus in an amount initially up to 120% of such executive's annual base salary based on the Company's achievement of certain performance goals in accordance with the Company's management incentive plan in existence from time to time. See "-- Senior Management Incentive Plan" and "--Key Employee Stock Bonus Plan."

         Upon a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (which includes, among other things, a change in control of the Company in certain circumstances), each of the following executives will receive the following payments within 30 days after such termination becomes effective (in addition to all compensation owed to the executive at the time of such termination): a one-time, lump-sum cash payment equal to the sum of (i) two times the executive's 1993 annual base salary (plus, in the case of Mr. Green, $50,000) and (ii) the maximum bonus amount payable to such executive under the management incentive plan applicable to the year in which such termination becomes effective, whether or not the requirements otherwise applicable to the payment of such bonus amount under such plan have been met. Accordingly, if such a termination were to occur in 1998, Mr. Green would be entitled to a payment of $2,057,600; Mr. Ward -- $1,096,800 ; and Mr. Schuessler -- $872,600. In addition, the Company has agreed to make an indemnity payment to each executive with respect to any of the aforementioned lump-sum cash payments and any payments under any plan or other compensatory arrangement in connection therewith, in an amount equal to the sum of (i) the excise tax, if any, imposed on each executive under Section 4999 of the Code, in respect of any such payments and (ii) any federal, state or local income tax imposed on any such indemnity payment. In addition, each executive's then unvested options will become immediately vested at the time of such termination and each executive will be entitled to receive all fringe benefits provided by the Company under such agreements for a period of one year following such termination (see "--Option/SAR Grants in Last Fiscal Year" and "--Fiscal Year-End Option Holdings").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee sets the compensation policies applicable to the Company's executive officers.

         General Policies. The goals of the Company's executive compensation program for Fiscal 1997 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve the goals of the program, the Company relies primarily on salary, annual bonuses and stock options.

         The salary levels for existing executive officers depend primarily on individual levels of responsibility within the Company. The level of salaries for newly hired executive officers, while similarly dependent on individual levels of responsibility within the Company, also is affected by the market for executive talent. Additional consideration in setting salary levels is given to the Company's competitive position in its industry and the need to establish compensation and terms of employment that will attract and retain the leadership the Company believes necessary to maintain its position. The Compensation Committee also takes into account the expenses of relocation and the loss of accrued benefits.

         Bonus levels for executive officers and other key employees of the Company depend on performance and are designed to encourage the achievement of certain annual operating profit goals. Annual bonuses for Fiscal 1997 for executive officers and certain other key employees were determined by the Compensation Committee under the MIP. In the case of the most senior executive officers, 50% or more of total compensation depended on exceeding predetermined annual operating profit goals. Other participants' payments were based on a combination of factors, including the operating profit of the Company and certain business units and/or divisions. The MIP provided for threshold incentive payments to all participants only when actual annual operating profit equaled or exceeded 90% of the predetermined annual operating profit goal. Annual bonuses for 1998 for the Named Officers will be determined under the MIP based upon whether the Company meets or exceeds certain performance goals established by the Compensation Committee for 1998. See "-- Senior Management Incentive Plan."

         The Omnibus Stock Incentive Plan provides for the grant by the Company of stock-based incentives to certain key employees of the Company. The stock-based incentives offered pursuant to the Omnibus Stock Incentive Plan are a matter of separate inducement to key employees and are not granted in lieu of any other compensation. By means of the Omnibus Stock Incentive Plan, the Company seeks to retain the services of persons now holding key positions with the Company and to secure and retain the services of persons capable of filling such positions by providing them with an ownership stake in the Company. A committee appointed by the Board of Directors to administer the Omnibus Stock Incentive Plan will be able to choose from among six categories of incentive awards: stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. See "--Option/SAR Grants in Last Fiscal Year." The number of options held by a key employee is not a factor in determining or otherwise limiting future grants. Such a factor could create an incentive to exercise options and sell the underlying shares, defeating the Company's objective of providing key employees with an ownership stake in the Company's business.

         In order to advance the interest of the Company and its stockholders by motivating key employees to attain extraordinary performance exceeding industry norm, promote the long-term success and growth of the Company and to remain in the service of the Company, participants in the Key Employee Stock Bonus Plan may receive, if the Company achieves certain performance criteria, annual bonuses, payable in shares of Common Stock of the Company, equal to 80% of their base salary. Earned Bonus Awards are subject to a vesting schedule determined by the Compensation Committee, provided, however, that at least 20% of the shares of Common Stock earned will vest on January 1 of each of the five calendar years following the performance year for which such Bonus Awards are earned.

         Compensation of the Chief Executive Officer. Mr. Green's compensation is determined pursuant to the principles noted above and by the terms of his employment agreement. Mr. Green will receive 35,480 shares of Common Stock under the terms of the Key Employee Stock Bonus Plan in 1998 for Fiscal 1997. The only other component of his compensation for Fiscal 1997 that was not determined under the terms of his employment agreement was his annual bonus, which was determined under the MIP. The Compensation Committee believes that Mr. Green, as a substantial stockholder of the Company, is committed to acting to optimize overall Company performance to the benefit of all stockholders, and that he demonstrated such commitment in Fiscal 1997. In Fiscal 1997, Mr. Green was instrumental in, among other things, the continued implementation of aggressive cost reduction and capital expenditure programs as well as in substantially increasing earnings per share. In the Compensation Committee's view, these actions on the part of Mr. Green improved the Company's operating results and capital structure.

          Compliance with Section 162(m) of the Code. With certain exceptions,
Section 162(m) of the Code ("Section 162(m)") disallows a publicly-held company's deduction for compensation paid in excess of $1 million per taxable year to certain executives. The Company does not believe it is currently subject to Section 162(m). However, even if Section 162(m) applies to the Company, the Company believes that compensation paid under the MIP and the Key Employee Stock Bonus Plan to the Chief Executive Officer and the Chief Operating Officer should qualify for the performance-based compensation exception to Section 162(m) and that options granted under the Omnibus Stock Incentive Plan before the Company's 1998 annual meeting of stockholders should qualify for a special transition rule which exempts such options from Section 162(m). In addition, options granted under the Omnibus Stock Incentive Plan should qualify for the performance-based compensation exception to Section 162(m).

                                              Compensation Committee


                                              Gerald B. Mitchell, Chairman
                                              John G. Hudson
                                              M. Katherine Dwyer

                                PERFORMANCE GRAPH

         The following graph provides a comparison of the cumulative total returns on the Common Stock based on an investment of $100 after the close of the market on August 2, 1993, the date the Common Stock became listed for quotation on the National Association of Securities Dealers Automated Quotation System (National Market System)1, on December 31, 1993, December 30, 1994, December 29, 1995, December 31, 1996, and December 31, 1997, against Standard & Poor's 500 Stock Index ("S&P 500") and an index compiled consisting of 46 companies (listed on Annex A hereto) with market capitalizations that were similar to that of the Company at the end of 1996 (the "Market Index") (prepared by Standard & Poor's Compustat Services, Inc.), in each case assuming reinvestment of any dividends. The Company believes that published industry indices are not representative of the Company and its lines of business and that it cannot reasonably identify a group of peer issuers that are in the same industry or lines of business as the Company or that are reasonably comparable with the Company on any other basis. Therefore, in accordance with the rules and regulations of the Commission, the Company has selected the Market Index for purposes of comparing the Company's cumulative total returns on the Common Stock. Furthermore, the following graph is not, nor is it intended to be, indicative of future performance of the Company's Common Stock, which performance could be affected by factors and circumstances outside of the Company's control.







--------------
(1) The Company registered the Common Stock (formerly Class A Common Stock) and rights to purchase such stock pursuant to Section 12(g) of the Exchange Act on a registration statement on Form 10 originally filed with the Commission on July 1, 1993, as amended on January 6, 1994, and declared effective by order of the Commission on July 30, 1993.

                            TOTAL SHAREHOLDER RETURN


                                    BASE
                                    PERIOD
COMPANY NAME/INDEX                  8/2/93   12/31/93  12/31/94   12/31/95   12/31/96   12/31/97
================================================================================================
WESTPOINT STEVENS INC                100     140.19    107.48     150.00     223.37      353.28
S&P 500 INDEX                        100     105.04    106.43     146.42     180.04      240.11
PEER GROUP                           100     108.53    103.75     138.71     151.63      172.89


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In Fiscal 1997, the Company made payments to Mr. Green and HTG Corp. in the aggregate amount of $382,753 (i) as payments to HTG Corp. for use by the Company of an airplane HTG Corp. owns and (ii) as reimbursement from the Company for all reasonable living expenses for maintaining a residence in New York, New York, pursuant to his employment agreement (see "EXECUTIVE COMPENSATION --Employment Agreements, Termination Provisions and Change in Control Arrangements"). Such payments were made at rates that the Company believes were no less favorable than rates available from non-affiliated third parties for comparable services.

         Under the terms of Mr. Jennings employment agreement with the Company, the Company has agreed to purchase his residence located at 208 North 18th Street, Lanett, Alabama, for an amount equal to his cost basis of the property plus $50,000. In February 1998 the Board of Directors authorized Mr. Jennings to sell the property for $1 million in response to an offer received from a third party. In order to induce Mr. Jennings to proceed with the sale the Board of Directors authorized the Company to waive certain rights under the employment agreement in exchange for an agreement to split between Mr. Jennings and the Company the amount by which the offered purchase price exceeded the price the Company would have been required to pay if Mr. Jennings had decided to sell the property to the Company.

         Also see "BOARD OF DIRECTORS -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions" for additional information concerning transactions and relationships with management and others.

              AMENDMENT AND RESTATEMENT OF THE EXISTING CERTIFICATE

AMENDMENT AND RESTATEMENT OF THE EXISTING CERTIFICATE

  GENERAL

         On February 12, 1998, the Board of Directors approved the amendment and restatement of the Existing Certificate (as amended and restated, the "New Certificate"). The purpose of the amendment and restatement is to increase the authorized capital stock of the Company. The Board of Directors determined that such amendment is desirable and directed that the New Certificate be submitted to the stockholders for approval at the Annual Meeting.

         The description of the New Certificate set forth herein is qualified in its entirety by reference to the form of the proposed New Certificate attached as Annex B hereto.

  AUTHORIZED STOCK

         The authorized capital stock of the Company currently consists of 75,000,000 shares of Common Stock. As of March 20, 1998, there were only 9,602,748 shares of Common Stock for issuance, with 60,188,258 shares issued and outstanding, 5,208,994 shares held in the Company's treasury and 4,789,318 shares reserved for issuance pursuant to the Company's existing stock incentive plans.

         On February 2, 1998, the Board of Directors declared a two-for-one stock split payable in the form of 100% stock dividend. The stock dividend was distributed on March 2, 1998, on all of the issued and outstanding shares of Common Stock as of February 16, 1998, the record date for purposes of the dividend. The stock dividend on the Company's 5,051,230 shares of Common Stock held in the Company's treasury on February 16, 1998, will be paid when the amendment and restatement of the Existing Certificate becomes effective.

         The Board of Directors feels it is in the best interest of the Company to increase the authorized capital stock of the Company to 200,000,000 shares in order to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors, including flexibility for possible future financings; facilitating broader ownership of the Company's Common Stock by effecting a stock split or issuing a stock dividend; for use in conjunction with possible acquisitions; or for any other proper corporate purpose. The Company at present has no commitments, agreements or undertakings to issue any such additional shares. The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise. If required by law or regulation, the Company will seek shareholder approval prior to any issuance of shares.

REQUIRED APPROVAL

         The affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the New Certificate.

         As soon as practicable after the New Certificate has been approved by the Company's stockholders, the New Certificate will be filed with the Secretary of State of the State of Delaware and, upon such filing, the New Certificate will become effective in accordance with the DGCL.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE EXISTING CERTIFICATE.


                            APPOINTMENT OF AUDITORS


         Ernst & Young LLP, independent auditors, audited the financial statements of the Company for the year ended December 31, 1997, contained in the Company's Annual Report on Form 10-K (which was filed with the Commission on March 30, 1998). Such audit services consisted of the firm's audit of and report on such financial statements and other annual financial statements of the Company and other matters.


         Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Based upon the recommendation of the Audit Committee, and subject to ratification by the stockholders, the Board of Directors has appointed Ernst & Young LLP, independent auditors, as auditors for the Company for the fiscal year ending December 31, 1998.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH RATIFICATION.


                         1999 PROPOSALS OF STOCKHOLDERS

         The Company intends to hold the 1999 Annual Meeting of Stockholders in the spring of 1999. Any stockholder of the Company wishing to include proposals in the proxy materials for such meeting must meet the requirements of the rules of the Commission relating to stockholders' proposals. Such proposal must be received by the Secretary of the Company in writing at the principal executive offices of the Company prior to December 11, 1998.

                                 OTHER BUSINESS

         The Board of Directors of the Company is not aware of any other matters that may be presented at the Annual Meeting other than those mentioned in the Company's Notice of Annual Meeting of Stockholders enclosed herewith and a part hereof. If, however, any other matters do properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                             ADDITIONAL INFORMATION

         All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to the beneficial owners of Common Stock held of record by such persons.

         Copies of the Company's 1997 Annual Report to Stockholders are being mailed to the stockholders simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference herein.


                                    By Order of the Board of Directors,

                                    /s/ Christopher N. Zodrow

                                    Christopher N. Zodrow
                                       Vice President and Secretary




West Point, Georgia
April 10, 1998

                                                                         ANNEX A


                     MARKET INDEX FOR WESTPOINT STEVENS INC.


AK Steel Holding Corp.                                Kaiser Aluminum Corp.
Alberto-Culver Co.                                    Kemet Corp.
Amdahl Corp.                                          Madeco S A
American Pwr Cnvrsion                                 Micron Electronics Inc.
Arrow International                                   Nautica Enterprises Inc.
Banta Corp.                                           Nordson Corp.
Beckman Instruments Inc.                              Oce Van Der Grinten NV
Blyth Industries Inc.                                 Pentair Inc.
Cephalon Inc.                                         Perrigo Company
Cincinnati Milacron Inc.                              Pittway Corp/DE
Coca-Cola Femsa De C V                                Plum Creek Timber Co.
Coleman Co. Inc.                                      Quebecor Inc.
Cooper Cameron Corp.                                  Rauma OY
Cypress Semiconductor Corp.                           Rayonier Inc.
Cytec Industries Inc.                                 Sci Systems Inc.
De Reigo S P A                                        Shiva Corp.
Desc S A De C V                                       Smith International Inc.
Domtar Inc.                                           Summit Technology Inc.
Echostar Commun Corp.                                 Symbol Technologies
Exide Corp.                                           Thermedics Inc.
First Brands Corp.                                    Thermo Fibertek Inc.
Freeport McMoran Inc.                                 Thermolase Corp.
Hanna (M A) Co.                                       Thermotrex Corp.
Integrated Device Tech Inc.                           Tootsie Roll Inds
Iomega Corp.                                          U S Industries Inc.
Jefferson Smurfit CP                                  Unisys Corp.
Jones Apparel Group Inc.                              Universal Foods Corp.
Jostens Inc.                                          Valspar Corp.

                                                                         ANNEX B

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             WESTPOINT STEVENS INC.

                               ------------------

                     Pursuant to Sections 242 and 245 of the
                       General Corporation Law of Delaware

                               ------------------


         WestPoint Stevens Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), for the purposes of amending and restating its Restated Certificate of Incorporation, as currently in effect, hereby certifies that:

         1. The name of the Corporation is WestPoint Stevens Inc. (the "Corporation").

         2. The Corporation was originally incorporated under the name of Acme Boot Holding Corporation and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 24, 1987. On December 10, 1993, the Corporation changed its name to WestPoint Stevens Inc. pursuant to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware merging Valley Fashions Tender Corp. with and into the Corporation.

         3. This Restated Certificate of Incorporation has been duly authorized and adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

         4. This Restated Certificate of Incorporation hereby amends and restates in its entirety the Restated Certificate of Incorporation of the Corporation as follows:

         FIRST:   The name of the Corporation is WestPoint Stevens Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD:   The purpose of the Corporation is to engage in and conduct any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

         FOURTH: (a) The total number of shares of capital stock that the Corporation shall have authority to issue is 200,000,000 shares, all of which shall be Common Stock, par value $.01.

                  (b) Subject to the provisions of applicable law or of the by-laws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock outstanding in his name on the books of the Corporation.

         FIFTH:   No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         SIXTH:   The number of directors constituting the entire Board of
Directors of the Corporation shall be fixed at nine, unless and until otherwise determined by a majority of the entire Board; provided that the number of directors shall not be reduced at any time so as to shorten the term of any director at the time in office.

         SEVENTH: The members of the Board shall be divided into three classes, designated Class I, Class II and Class III, each to consist of three directors, with Class I directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1996, Class II directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997 and Class III directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995. In the event of an increase or decrease in the number of directors constituting the entire Board, however, the number of directors constituting each class shall be as equally proportionate as possible. Successors to the class of directors whose term expires at each annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. In all cases, each director so elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

         EIGHTH: (a) A director may be removed from office for "cause" by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. For purposes of this Article EIGHTH, "cause" shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director,
(ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

                  (b) Any director may be removed from office without cause by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

                  (c) Any vacancy on the Board of Directors may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified.

         NINTH:   The amendment or repeal of Article FIFTH, Article SIXTH,
Article SEVENTH, Article EIGHTH or this Article NINTH of this Restated Certificate of Incorporation and the adoption of any provision inconsistent therewith shall require the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock.

         TENTH:   In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Restated Certificate of Incorporation, the by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-law of the Corporation adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

         ELEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL or any successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the certificate of incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (an "Other Entity"), against expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article ELEVENTH, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification. Any director or officer of the Corporation serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                  (c) The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification under this Article ELEVENTH the funds necessary for payment of expenses (including attorney's fees and disbursements) actually and reasonably incurred by such person in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding; provided, however, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article ELEVENTH, and the Corporation may adopt By-laws or enter into agreements with such persons for the purpose of providing for such advances.

                  (d) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article ELEVENTH or otherwise.

                  (e) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  (f) (i) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                  (ii) The provisions of this Article ELEVENTH shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article ELEVENTH is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modifications of this Article ELEVENTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  (g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                  (h) Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article ELEVENTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable action, suit or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Incorporation on this 13th day of May 1998.

                                             WESTPOINT STEVENS INC.


Attest:                                      By:
                                                -------------------------------
                                                   Holcombe T. Green, Jr.
----------------------                             Chairman of the Board and
Christopher N. Zodrow                                Chief Executive Officer
Vice President and Secretary

                                                                        APPENDIX


                            WESTPOINT STEVENS INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 13, 1998
               PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
   The undersigned stockholder of WestPoint Stevens Inc., a Delaware corporation (the "Company"), hereby appoints THOMAS J. WARD and CHRISTOPHER N. ZODROW, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's New York offices, 1185 Avenue of the Americas (13th floor), New York, New York on Wednesday, May 13, 1998 at 10:00 a.m., Eastern Daylight Time, and at any and all adjournments therof, and thereat to vote all shares of the Company which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present in accordance with the instructions on the reverse side of this proxy.
   WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS IN RESPECT OF THE ELECTION PROPOSAL, FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S AUDITORS AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.
         (CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.
Please mark boxes ___ or X in blue or black ink.
1. ELECTION PROPOSAL: GRANTING __ WITHHOLDING __ authority to vote for the election as directors of all the nominees listed below:
               Hugh M. Chapman, John G. Hudson, and Joseph L. Jennings, Jr. (Instructions: To withhold authority to vote for any individual nominee, mark the "GRANTING" box and strike a line through the nominee's name for which authority to vote is withheld.)
2. With respect to the proposal to approve the amendment and restatement of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. FOR __ AGAINST __ ABSTAIN __
3. With respect to the proposal to ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the year ending December 31, 1998. FOR __ AGAINST __ ABSTAIN __
4. In their discretion, on such other matters as may properly come before the meeting and any and all adjournments thereof.


                                                 Please sign exactly as name or
                                                 names appear on this proxy.  If
                                                 stock is held jointly, each
                                                 holder should sign.  If signing
                                                 as attorney, trustee, executor,
                                                 administrator, custodian,
                                                 guardian or corporate officer,
                                                 please give full title.

                                                 Date                 , 1998
                                                      ----------------

                                                 ---------------------------
                                                           Signature

                                                 ---------------------------
                                                           Signature

   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.